EXHIBIT 4.5

EXECUTION COPY

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Pledge Agreement”), dated as of this 2nd day of November, 2004 by Evolving Systems, Inc., a Delaware corporation (“Maker”), in favor of Advent International Corporation, a Delaware corporation, as collateral agent (in such capacity, “Collateral Agent”) for the holders of the Notes (defined below) from time to time (each individually a “Payee” and collectively, the “Payees”).

WITNESSETH:

WHEREAS, the Maker has executed and delivered the following notes in favor of Payees:  (i) the Senior Secured Note dated of even date herewith in the original principal amount of $4,000,000 (as the same may be amended, restated, or modified from time to time, the “Initial Short Term Note”) and (ii) the Senior Secured Notes dated of even date herewith in the aggregate original principal amount of $11,950,000 (consisting of a non-escrow note in the original principal amount of $10,355,000 and an escrow note in the original principal amount of  $1,595,000) (as the same may be amended, restated, modified or replaced in substitution from time to time, the “Initial A Notes”);

WHEREAS, the Maker may execute and deliver in the future the following notes in favor of Payees:  (i) additional Senior Secured Notes to assignees of the holder of the Initial Short Term Note (as they may be amended, restated, modified or replaced in substitution from time to time, the “Additional Short Term Notes” and collectively with the Initial Short Term Note, the “Short Term Notes”); (ii) additional Senior Secured Notes to assignees of the holder of the Initial A Notes, including, without limitation, any additional payment in kind notes as of a later date in the same form (as they may be amended, restated, modified or replaced in substitution from time to time, the “Additional A Notes”  and collectively with the Initial A Notes, the “A Notes”); (iii) additional Senior Secured Notes in exchange for the A Notes in an aggregate original principal amount to be determined in accordance with the  A Notes (as they may be amended, restated, or modified from time to time, the “B-1 Notes”); and (iv) Senior Secured Convertible Notes in exchange for the A Notes in an aggregate original principal amount to be determined in accordance with the A Notes (as they may be amended, restated, or modified from time to time, the “Convertible Notes”, and together with the Short Term Notes, the A Notes and the B-1 Notes, each individually a “Note” and collectively the “Notes”); and

WHEREAS, to induce the Payees to incur the indebtedness under the Notes, the Maker wishes to grant a security interest in favor of the Collateral Agent for the benefit of the Payees as herein provided.

NOW THEREFORE, for good and valuable consideration and intending to be legally bound hereby, Maker agrees as follows:

Section 1.       Definitions; Inconsistencies with Notes.

(a)   All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Notes.  If there is a conflict between the terms of this Pledge Agreement and those of the Notes, the terms of the Notes shall control.

(b)   The term “Aggregate Principal Indebtedness” means, as of any date of determination, the sum of the principal amounts outstanding under the Notes in effect at such time.

(c)   The term “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

(d)   The term “Event of Default” means an “Event of Default” under (and as defined in) the Notes.

(e)   The term “Guaranty Agreement” means the Guaranty Agreement dated of event date herewith by the guarantors party thereto in favor of Collateral Agent for the benefit of Payees, as it may be amended, restated or modified from time to time.

(f)    The term “Loan Documents” means the Notes, this Pledge Agreement, the Security Agreement and the Guaranty Agreement and any other documents, agreements and instruments entered into in connection therewith, all as amended, restated or modified from time to time; provided, however, that the term “Loan Documents” shall not include the Stock Purchase Agreement or the Series B Designation (each as defined in the Notes) or the Investor Rights Agreement (as defined in the Stock Purchase Agreement) or any other document, agreement or instrument entered into in connection with the documents referred to in this proviso, all as amended, restated or modified from time to time.

(g)   The term “Notice Date” means the date on which the Collateral Agent first receives instructions from the Requisite Payees to enforce rights under this Pledge Agreement.

(h)   The term “Obligations” means any and all of the indebtedness, obligations and liabilities of any kind and description arising in any way of the Maker to the Payees, individual or collective, joint or several, direct or indirect, absolute or contingent, secured or unsecured, due or to become due, contractual or tortuous, arising by operation of law or otherwise, now existing or hereafter arising under or in respect of any of the Loan Documents, whether incurred by the Maker as principal, surety, endorser, guarantor, accommodation party or otherwise, including without limitation any future advances, whether obligatory or voluntary under, or refinancings, renewals or extensions of or substitutions for, any existing or future debt, principal, interest and fees, late fees and reasonable out-of-pocket expenses (including, reasonable attorneys’ fees and costs), or that have been or may hereafter be contracted or incurred and any and all reasonable out-of-pocket costs, expenses and liabilities which may be made or incurred by any Payee or the Collateral Agent in any way in connection with any of the obligations of the Maker under the Loan Documents, and all interest, fees, costs and expenses that may be owing to Payees after the commencement of bankruptcy proceedings with respect to the foregoing obligations of the Maker.

(i)    The term “Person” means any individual, partnership, corporation, trust, joint venture or unincorporated organization, including any government or agency or political subdivision thereof.

(j)    The term “Requisite Payees” means, on any given date of determination, Payees holding at least 50.1% of the Aggregate Principal Indebtedness.

(k)   The term “Security Agreement” means the Security Agreement dated of even date herewith by Maker in favor of Collateral Agent for the benefit of Payees, as it may be amended, restated or modified from time to time.

(l)    The term “Statement of Event of Default” means a written statement delivered by the Requisite Payees to the Collateral Agent referring to any Note stating that an Event of Default has occurred thereunder.

(m)  The term “Termination Date” means the earlier of (i) indefeasible payment in full of the Obligations and (ii) the date that the aggregate outstanding balance of all of the Notes is equal to or less than ten percent (10%) of the original aggregate principal amount of all of the Notes at the date of issuance.

(n)   The term “TSE” means Telecom Software Enterprises, LLC, a Colorado limited liability company.

(o)   The term “ TSE Promissory Notes” means the promissory notes issued by TSE to Peter McGuire and Lisa Marie Maxson pursuant to the Acquisition Agreement dated October 15, 2004 by and among the Maker, Peter McGuire and Lisa Marie Maxson.

(p)   The term “TSE Securities” has the meaning given to such term in Section 2.

Section 2.       Pledge of Securities.  Maker hereby assigns, pledges and grants to Collateral Agent for the benefit of the Payees a security interest in the shares of capital stock and/or other securities of the Subsidiaries of Maker now owned by or standing in the name of Maker or in which Maker has a legal or beneficial interest, which are described on Schedule A attached hereto and made a part hereof (as the same may from time to time be amended in writing by the parties hereto), (hereinafter referred to as the “Securities,” which Securities together with all additions thereto, substitutions or exchanges therefor, proceeds thereof and distributions thereon shall be referred to collectively herein as the “Collateral”), as collateral security for the payment and performance of the Obligations.

Notwithstanding the foregoing, “Securities” shall not include any of the following: (a) capital securities of TSE (the “TSE Securities”) for so long as any obligations remain outstanding under the TSE Promissory Notes, provided that the security interest in such TSE Securities shall automatically attach hereunder when and after all obligations under the TSE Promissory Notes have been paid in full; or (b) capital securities of an issuer that is a Foreign Subsidiary (as defined below) of Maker (other than a Foreign Subsidiary that (i) is treated as a partnership under the Code or (ii) is not treated as an entity that is separate from (A) Maker; (B) any Person that is treated as a partnership under the Code or (C) any “United States person” (as defined in Section 7701(a)(30) of the Code)), in excess of 65% of the total combined voting power of all capital securities of each such Foreign Subsidiary.  As used herein, “Foreign Subsidiary” means any Subsidiary of Maker that is not organized under the laws of the United States or any state thereof.

Section 3.       Representations and Warranties.  Maker represents and warrants that:

(a)   Maker has good title to the Securities free and clear of all liens and encumbrances except the security interest created hereby; and such Securities constitute the percentages of the issued and outstanding shares of capital stock of each Subsidiary set forth on Schedule A.

(b)   The Securities are validly issued, fully paid and nonassessable and, except as disclosed in Schedule B, are not subject to any charter, bylaw, statutory, contractual or other restrictions governing their issuance, transfer, ownership or control except as indicated on the stock certificates for the Securities.

(c)   Maker has delivered to Collateral Agent all stock certificates, promissory notes, bonds, debentures or other instruments or documents representing or evidencing the Securities, together with corresponding assignment or transfer powers duly executed in blank by Maker, and this Pledge Agreement and such powers have been duly and validly executed and are binding and enforceable against Maker in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights; and the taking possession by Collateral Agent of all stock certificates, promissory notes, bonds, debentures or other instruments or documents representing or evidencing the Securities, together with corresponding assignment or transfer powers, or the filing of financing statements with the Secretary of State (or equivalent government official) of the State in which Maker is organized will perfect, and establish the first priority of, Collateral Agent’s security interest in the Securities securing payment of the Obligations. Maker covenants and agrees to take all actions and steps reasonably requested by Collateral Agent within ten (10) days of the date hereof to perfect a security interest granted hereunder in the securities of any Foreign Subsidiary, including any filings with Companies House.

(d)   Other than the filing of financing statements that have been authorized by the Maker in the appropriate filing offices therefor, no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by Maker of the Securities pursuant to this Pledge Agreement or for the execution, delivery or performance of this Pledge Agreement by Maker or (ii) for the exercise by Collateral Agent of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Collateral pursuant to this Pledge Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

Section 4.       Covenants.

(a)   Except as permitted or provided otherwise in the Notes and the other Loan Documents, Maker covenants and agrees not to (i) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Collateral, except the security interest under this Pledge Agreement.  Maker agrees to pledge hereunder, immediately upon acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of any Subsidiary.

(b)   Maker covenants and agrees to take all actions (and execute and deliver from time to time all instruments and documents) necessary or appropriate or reasonably requested by Collateral Agent to continue the validity, enforceability and perfected status of the pledge of Securities hereunder.

Section 5.       Dividends; Distributions.  Prior to the Termination Date, Collateral Agent shall be entitled to receive, as additional Collateral any and all additional shares of stock or any other property of any kind distributable on or by reason of the Securities pledged hereunder, whether in the form of or by way of stock dividends, warrants, partial liquidation, conversion, prepayments or redemptions (in whole or in part), liquidation, or otherwise with the exception of (a) normal, regularly declared cash dividends or cash interest payments as the case may be and (b) other dividends or distributions permitted or not otherwise restricted or prohibited by the Loan Documents (collectively, the “Permitted Distributions”).  If any of such property, other than such Permitted Distributions, shall come into the possession or control of Maker, Maker shall hold or control and forthwith transfer and deliver the same to Collateral Agent subject to the provisions hereof.

Section 6.       No Event of Default.  So long as no Event of Default has occurred and is continuing:

(a)   Maker shall be entitled to receive and retain any Permitted Distributions on the Securities pledged hereunder.

(b)   Maker may exercise all voting rights, if any, pertaining to the Securities for any purpose not inconsistent with the terms hereof or of the Obligations or Loan Documents.  In the event the Securities have been transferred into the name of Collateral Agent or a nominee or nominees of Collateral Agent prior to such Event of Default, Collateral Agent or its nominee will execute and deliver upon request of Maker an appropriate proxy in order to permit Maker to vote, if applicable, the same.

Section 7.       No Liability.  Other than as required under § 9-207 of the Uniform Commercial Code of the State of Delaware, Collateral Agent shall be under no obligation to take any actions and shall have no liability (except for gross negligence or willful misconduct) with respect to the preservation or protection of the pledged Securities or any underlying interests represented thereby as against any prior or other parties.  In the event Maker requests that Collateral Agent take or omit to take action(s) with respect to the Collateral not required by the terms of this Pledge Agreement, Collateral Agent may refuse so to do with impunity if Maker does not, upon request of Collateral Agent, post sufficient, creditworthy indemnities with Collateral Agent which, in Collateral Agent’s sole discretion, are sufficient to hold it harmless from any possible liability of any kind in connection therewith.

Section 8.       Modification of Obligations.  With respect to both the Obligations and the Collateral, the Maker assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Collateral Agent may deem advisable.

Section 9.       Remedies after Event of Default.  If an Event of Default shall have occurred and be continuing:

(a)   Collateral Agent may transfer or cause to be transferred any of the Pledged Securities into its own or a nominee’s or nominees’ names.

(b)   Collateral Agent shall be entitled to receive and apply in payment of the Obligations any cash dividends, interest or other payment on the Pledged Securities.

(c)   Collateral Agent shall be entitled to exercise in Collateral Agent’s discretion all voting rights, if any, pertaining thereto and in connection therewith and at the written request of Collateral Agent, Maker shall execute any appropriate dividend, payment or brokerage orders or proxies.

(d)   Maker shall take any action necessary or required or reasonably requested by Collateral Agent, in order to allow Collateral Agent fully to enforce the pledge of the Securities hereunder and realize thereon to the fullest possible extent, including but not limited to the filing of any claims with any court, liquidator or trustee, custodian, receiver or other like person or party.

(e)   Collateral Agent shall have all the rights and remedies granted or available to it hereunder, under the Uniform Commercial Code as in effect from time to time in Delaware, under any other statute or the common law, or under any of the Loan Documents, including the right to sell the pledged Securities or any portion thereof at one or more public or private sales upon ten (10) days’ written notice and to bid thereat or purchase any part or all thereof in its own or a nominee’s or nominees’ names,  free and clear of any equity of redemption; and to apply the net proceeds of the sale, after deduction for any expenses of sale,  including the payment of all Collateral Agent’s reasonable attorneys’ fees in connection with the Obligations and the sale, to the payment of the Obligations in any manner or order which Collateral Agent in its sole discretion may elect, without further notice to or consent of Maker and without regard to any equitable principles of marshalling or other like equitable doctrines.

(f)    Collateral Agent may increase, in its sole discretion, but shall not be required to do so, the Obligations by making additional advances or incurring expenses for the account of Maker deemed appropriate or desirable by Collateral Agent in order to protect, enhance, preserve or otherwise further the sale or disposition of the Collateral or any other property it holds as security for the Obligations.

Section 10.     Sale of Securities.  Maker recognizes that Collateral Agent may be unable to effect a sale to the public of all or part of the Securities by reason of certain prohibitions or restrictions in the federal or state securities laws and regulations (herein collectively called the “Securities Laws”), or the provisions of other federal and state laws, regulations or rulings, but may be compelled to resort to one or more sales to a restricted group of purchasers who will be required to agree to acquire the Securities for their own account, for investment and not with a view to the further distribution or resale thereof without restriction.  Maker agrees that any sale(s) so made may be at prices and on other terms less favorable to Maker than if the Securities were sold to the public, and that Collateral Agent has no obligation to delay sale of the Securities for period(s) of time necessary to permit the issuer thereof to register the Securities for sale to the public under any of the Securities Laws.  Maker agrees that negotiated sales whether for cash or credit made under the foregoing circumstances shall not be deemed for that reason not to have been made in a commercially reasonable manner.  Maker shall cooperate with Collateral Agent and shall uses its commercially reasonable efforts to satisfy any requirements under the Securities Laws applicable to the sale or transfer of the Securities by Collateral Agent.

In connection with any sale or disposition of the Collateral, Collateral Agent is authorized to comply with any limitation or restriction as it may be advised by its counsel is necessary or desirable in order to avoid any violation of applicable law or to obtain any required approval of the purchaser(s) by any governmental regulatory body or officer and it is agreed that such compliance shall not result in such sale being considered not to have been made in a commercially reasonable manner nor shall Collateral Agent be liable or accountable by reason of the fact that the proceeds obtained at such sale(s) are less than might otherwise have been obtained.

Collateral Agent may elect to obtain the advice of any independent nationally-known investment banking firm, which is a member firm of the New York Stock Exchange, with respect to the method and manner of sale or other disposition of any of the Collateral, the best price reasonably obtainable therefor, the consideration of cash and/or credit terms, or any other details concerning such sale or disposition.  Collateral Agent, in its sole discretion, may elect to sell on such credit terms which it deems commercially reasonable.

Section 11.     Appointment and Authorization of Collateral Agent.

(a)   Grant of Authority.  Each Payee hereby designates and appoints Advent International Corporation, a Delaware corporation, to act as the Collateral Agent for such Payee under this Pledge Agreement, and each Payee hereby authorizes the Collateral Agent, as Collateral Agent acting on behalf of and for the benefit of such Payee, to execute and enter into this Pledge Agreement and to take such action under the provisions of this Pledge Agreement and all other instruments relating thereto and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.

(b)   Limited Agency.  Notwithstanding any provision to the contrary set forth elsewhere in this Pledge Agreement, the Collateral Agent shall not have any duties or responsibilities in its capacity as Collateral Agent except those expressly set forth herein or therein, or any fiduciary relationship with any Payee, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Pledge Agreement or otherwise exist against the Collateral Agent.

Section 12.     Collateral Agency Provisions.

(a)   Delegation of Duties.  The Collateral Agent may exercise its powers and execute any of its duties under this Pledge Agreement by or through employees, agents or attorneys

-in-fact and shall be entitled to take to rely on advice of counsel concerning all matters pertaining to such powers or duties.  The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The Collateral Agent may utilize the services of such Persons as the Collateral Agent in its sole discretion may determine (acting reasonably) are necessary in connection with the exercise of the Collateral Agent’s powers and execution of its duties under this Pledge Agreement, and all reasonable out-of-pocket fees and expenses of such Persons shall be borne by the Maker pursuant to the terms of the Notes and this Pledge Agreement.  The only duties and obligations which the Collateral Agent shall have are those set forth in this Pledge Agreement.

(b)   Exculpatory Provisions.  The Collateral Agent and each of its officers, directors, employees, agents, attorneys-in-fact and affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Pledge Agreement (except for its personal liability for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Payees for any recitals, statements, representations or warranties made by Maker or any officer thereof contained in this Pledge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by, the Collateral Agent under or in connection with this Pledge Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Pledge Agreement or for any failure of the Maker to perform its obligations thereunder.  The Collateral Agent shall not be under any obligation to the Payee to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Pledge Agreement.

(c)   Reliance by Collateral Agent.  The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Maker), independent accountants and other experts selected by the Collateral Agent with reasonable care.  The Collateral Agent shall be fully justified in failing or refusing to take action under this Pledge Agreement unless it shall first receive such advice or concurrence of the Requisite Payees as is contemplated by Section 13 hereof and it shall first be indemnified to its reasonable satisfaction by the Payees against any and all liability and expense which may be incurred by it by reason of taking, continuing to take or refraining from taking any such action.  The Collateral Agent, in all cases, shall be fully protected in acting, or in refraining from acting, under this Pledge Agreement in accordance with the provisions of Section 13 hereof and any action taken or failure to act pursuant thereto shall be binding upon all the Payees.

(d)   Notice of Event of Default.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless it has received from a Payee a Statement of Event of Default.  The Collateral Agent may rely on a Statement of Event of Default without further inquiry.  When the Collateral Agent receives a Statement of Event of Default, the Collateral Agent promptly (but in any event within three Business Days of receipt of such notice) shall give notice thereof to the Payees and shall schedule a meeting of all Payees to be held within five Business Days of the sending of such notice at a mutually convenient time and place.  At such meeting the Payees shall consult with one another in an attempt to determine a mutually acceptable course of conduct regarding the Maker and the collection of the outstanding Obligations.  The Collateral Agent shall take such action with respect to such Event of Default as shall be directed by the Requisite Payees in accordance with Section 13 hereof, provided that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action under Section 13(b) hereof with respect to such Event of Default as it shall deem advisable in the best interests of the Payees.

(e)   Non-Reliance on Collateral Agent and Other Payees.  Each Payee expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to such Payee and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Maker, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Payee.  Each Payee represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or any other Payee, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit-worthiness of the Makers and made its own decision to incur its indebtedness under the Notes.  Each Payee also represents that it will, independently and without reliance upon the Collateral Agent or any other Payee, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking (or directing the Collateral Agent to take or not take) action under this Pledge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Maker.  Except for notices, reports and other documents expressly required to be furnished to the Payees by the Collateral Agent hereunder, the Collateral Agent shall not have any duty or responsibility to provide the Payees with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Maker which may come into the possession of the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

(f)    Indemnification.  The Payees agree to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Maker and without limiting the obligation of the Maker to do so), ratably according to their respective share of the Aggregate Principal Indebtedness from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of actions or omissions of the Collateral Agent specifically required or permitted by this Pledge Agreement or by written instructions of the Requisite Payees delivered pursuant thereto, provided that no Payee shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent’s gross negligence or willful misconduct.  The agreements in this subsection shall survive the payment of the Obligations.

(g)   Successor Collateral Agent.  The Collateral Agent may resign as Collateral Agent hereunder upon 90 days’ notice to the Payees and the Maker and may be removed at any time, with or without cause, by the Requisite Payees upon 90 days’ notice to the Payees, the Maker and the Collateral Agent.  If at any time the Collateral Agent shall resign or be removed as Collateral Agent under this Pledge Agreement, then the Requisite Payees shall appoint a successor agent for the Payees, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent (any successor agent, a “Successor Collateral Agent”); provided that, so long as no Event of Default has occurred and is continuing, the consent of the Maker shall be required prior to the appointment of any such Successor Collateral Agent, which consent shall not be unreasonably withheld or delayed.  If the appointment of such successor shall not have become effective (as hereafter provided) within such ninety-day period after the Collateral Agent’s resignation or upon removal of the Collateral Agent, then (i) the Collateral Agent may assign the security interests granted pursuant to the Pledge Agreement and its duties hereunder and under the Pledge Agreement to the Payees, as their interests may appear, and in such case all references herein to “Collateral Agent” shall be deemed to refer to “Requisite Payees” and (ii) the Payees may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent and such court shall, after such notice as it may deem proper, appoint a successor Collateral Agent meeting the qualifications specified in this Section 12(g).  The Payees hereby consent to such petition and appointment so long as such criteria are met.  The term “Collateral Agent” shall mean the successor agent effective upon its appointment and upon its acceptance of such appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Pledge Agreement, and the Successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent.  The resigning or removed Collateral Agent agrees that it shall take all actions and execute all documents which may be reasonably required by the Payees and the Successor Collateral Agent to give effect to its replacement as the Collateral Agent hereunder and shall be fully indemnified under the terms of this Pledge Agreement in so doing.  After the Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Pledge Agreement.

Section 13.     Actions by Collateral Agent.

(a)   Requesting Instructions.  The Collateral Agent may at any time request directions from the Payees as to any course of action or other matter relating to the performance of its duties under this Pledge Agreement, and the Payees shall promptly comply with such request.  Directions given to the Collateral Agent by the Requisite Payees shall be binding on each of the Payees. The Collateral Agent, in taking action pursuant to this Section 13, shall be entitled to rely on instructions given by the Requisite Payees.

(b)   Emergency Actions.  If the Collateral Agent has asked the Payees for instructions with regard to an Event of Default and if the Payees have not yet responded to such request, the Collateral Agent shall be authorized to take such actions with regard to such Event of Default which the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Payees and to maximize both the value of the Collateral and the present value of the recovery by each of the Payees on the Obligations; provided, however, that once instructions have been received from the Requisite Payees which comply with Section 13(f) hereof, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary thereto.

(c)   Release of Collateral.  The Collateral Agent shall not release any Collateral without the written consent of all the Payees, except releases of Collateral as expressly permitted by any of the Loan Documents.

(d)   Expenses of Release and Reimbursement.  The Maker shall pay all reasonable out-of-pocket costs and expenses of the Collateral Agent and the Payees incurred in connection with any release of Collateral, including but not limited to costs and expenses relating to financing statement filings and terminations and document review and preparation, including but not limited to reasonable fees and expenses of counsel for the Collateral Agent relating to any of the foregoing.

(e)   Administrative Actions.  The Collateral Agent shall have the right to take such actions, or omit to take such actions, hereunder and under this Pledge Agreement not inconsistent with the instructions of the Requisite Payees, or the terms hereof, including without limitation actions the Collateral Agent deems necessary or appropriate to perfect or continue the perfection of the liens on the Collateral for the benefit of the Payees or to protect or insure the Collateral.  Except as provided above and as otherwise provided pursuant to applicable law, the Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of rights pertaining to the Collateral beyond the safe custody of any Collateral in the Collateral Agent’s possession.

(f)    Exercise of Remedies.  Except as otherwise provided in Section 13(b), the Collateral Agent shall only be authorized to take such actions under this Pledge Agreement and to enforce or prepare to enforce the remedies available under this Pledge Agreement as are approved in a written notice by the Requisite Payees; provided, however, that no notice to release Collateral (except Collateral which is permitted to be sold or otherwise disposed of pursuant to the terms hereof and the Notes) shall be effective unless signed by all of the Payees.  In furtherance of the foregoing, the Collateral Agent agrees to make such demands and give such notices under this Pledge Agreement as may be reasonably requested by, and to take such action to enforce this Pledge Agreement and to foreclose upon, collect and dispose of the Collateral or any portion thereof as may be directed by the Requisite Payees; provided, however, that (i) the Collateral Agent shall not be required to take any action that is in its opinion contrary to law or the terms of the Notes and this Pledge Agreement and (ii) the Collateral Agent shall not be required to take any action unless, upon its request, it is indemnified in accordance with the provisions of Section 12(f) hereof.

(g)   Application of Proceeds.  All amounts owing with respect to the Obligations shall be secured pro rata by the Collateral without distinction as to whether some Obligations are then due and payable and other Obligations are not then due and payable.  Upon any realization upon the Collateral by the Collateral Agent, the Payees agree that the proceeds thereof shall be applied:

(i)            first, to the payment of reasonable out-of-pocket expenses incurred by the Collateral Agent with respect to maintenance and protection of the Collateral and of reasonable out-of-pocket expenses incurred with respect to the sale of or realization upon any of the Collateral or the perfection, enforcement or protection of the rights of the Payees (including reasonable attorneys’ fees and expenses);

(ii)           second, to all amounts of interest, expenses and fees constituting a part of the Obligations according to the aggregate amounts thereof owing to each Payee on the Notice Date in the same priority of the mandatory prepayments of the Notes;

(iii)          third, to all amounts of principal constituting a part of the Obligations according to the aggregate amounts thereof owing to each Payee on the Notice Date in the same priority of the mandatory prepayments of the Notes;

(iv)          fourth, to other amounts then due to the Payee under the Notes (including but not limited to all fees, expenses and premiums) in the same priority of the mandatory prepayments of the Notes; and

(v)           fifth, the balance, if any, shall be returned to the Maker or such other Persons as are entitled thereto.

Section 14.     Notes.

(a)   Except as expressly provided in Section 13(g) with respect to the application of proceeds of Collateral, nothing in this Pledge Agreement shall limit or otherwise impair the ability of any Payee (i) to proceed to enforce the payment of all or any sums due such Payee under the Notes against the Maker, whether by acceleration or otherwise, or to enforce any other legal or equitable right against the Maker thereunder or (ii) to obtain payment (in whole or in part) from the Maker or any other source for any amount owing under the Notes, whether or not an Event of Default shall have occurred and be continuing, subject in each case to the terms and conditions thereof.  Without limiting the generality of the foregoing, no Payee shall be required to share any payment received from the Maker or any other source on account of the Obligations with any other Payee, whether or not an Event of Default shall have occurred and be continuing, except as expressly provided in Section 13(f) and in the Notes.

(b)   Nothing in this Pledge Agreement shall limit the right of any Payee to amend, supplement or otherwise modify the terms and conditions of the Notes in any manner (including without limitation any such amendment, supplement or modification that would increase any amounts owing by the Maker thereunder), subject in each case to the terms of the Notes.

Section 15.     Retention and Investment of Proceeds.

(a)   Proceeds which, due to their nature, due to a restraining order or otherwise are not permitted to be applied as set forth above, or due to the Collateral Agent determining it to be impractical to divide and apply such proceeds to the payment of the Obligations, shall be held by the Collateral Agent or, as the case may be, the Payee receiving such proceeds as agent for the Payees until such proceeds (A) are converted into cash, (B) are permitted to be applied or (C) become practical to divide at which time such proceeds shall be applied in accordance with the terms of this Pledge Agreement.

(b)   Pending disbursement of any amounts held by the Collateral Agent pursuant to this Pledge Agreement, the Collateral Agent shall (to the extent the Collateral Agent deems practical) invest such amounts in Cash Equivalents (as defined in the Notes).

Section 16.     Other Collateral; Duty to Notify; Cooperation; Marshalling.

(a)   Additional Collateral.  The Payees agree that all of the provisions of this Pledge Agreement shall apply to any and all properties, assets and rights of the Maker in which the Collateral Agent, at any time, acquires a security interest or lien pursuant to this Pledge Agreement.

(b)   Notification of Event of Default.  Upon the occurrence of any Event of Default, each Payee with knowledge thereof shall promptly notify the Collateral Agent thereof, such notice to be given in accordance with Section 12(d) and Section 17 hereof.

(c)   Cooperation; Accounting.  To the extent that the exercise of the rights, powers and remedies of the Collateral Agent in accordance with this Pledge Agreement requires that any action be taken by any Payee, such Payee shall take such action and cooperate with the Collateral Agent to ensure that the rights, powers and remedies of all Payees are exercised in full.  Each of the Payees will, upon the reasonable request of another Payee, from time to time execute and deliver or cause to be executed and delivered such further instruments and do and cause to be done such further acts as may be necessary or proper to carry out more effectively the provisions of this Pledge Agreement.

(d)   Marshalling.  The Collateral Agent shall not be required to marshal any present or future security for (including, without limitation, the Collateral), or guarantees of, the Obligations or any of them, or to resort to such security or guaranties in any particular order; and all of each of such Person’s rights in respect of such security and guaranties shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that they lawfully may, the Payees hereby agree that they will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Payees’ rights under this Pledge Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations are outstanding or by which any of the Obligations is secured or guaranteed, and to the extent that they lawfully may, the Payees hereby irrevocably waive the benefits of all such laws.

(e)   No Other Collateral.  No Payee shall take any security interest in the personal property or liens upon the real property of the Maker other than security interests and liens which are governed by the terms of this Pledge Agreement or the Security Agreement and held in the name of the Collateral Agent for the benefit of all Payees.

(f)    Purchase of Collateral.  Any Payee may purchase all or any part of the Collateral at any public or private sale of such Collateral and may make payment on account thereof by using any claim then due and payable to such Payee from the Persons which granted a security interest in such Collateral as a credit against the purchase price to the extent, but only to the extent approved by the Requisite Payees.  Such Payee shall comply with Article 9 of the UCC of the relevant jurisdiction as a secured party, notwithstanding that the Collateral Agent holds the security interest pursuant to this Pledge Agreement.  Each of the Payees shall cooperate with each other Payee in order to obtain the maximum sale price reasonably possible upon any foreclosure or other sale of all or any part of the Collateral.  Notwithstanding the foregoing, all sales, transfers and other dispositions of any Collateral shall be accomplished in a commercially reasonable manner.

Section 17.     Notice.  All notices required to be given to the Collateral Agent, the Maker or the Payees shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, delivered to such party (i) in the case of the Maker or the Payees , as set forth in the notice section of each Note and (ii) in the case of the Collateral Agent, to c/o Advent International plc, 123 Buckingham Palace Road, London SW1W 9SL United Kingdom.  Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such addresses shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

Section 18.     Expenses.  Maker will pay Collateral Agent the amount of any reasonable out-of-pocket expenses including reasonable counsel fees and expenses incurred by Collateral Agent in connection with (i) the administration of this Pledge Agreement, (ii) the custody, preservation, sale or collection or realization of the Collateral, (iii) the exercise or enforcement of Collateral Agent’s rights hereunder, or (iv) the failure of Maker to perform hereunder.

Section 19.     Successors and Assigns.  This Pledge Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns and shall be governed as to its validity, interpretation and effect by the laws of the State of Delaware; and any terms used herein which are defined in the Uniform Commercial Code as enacted in Delaware shall have the meanings therein set forth.

Section 20.     No Waiver.  If Collateral Agent shall waive any rights or remedies arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon the later occurrence or recurrence of any of said events.  No delay by Collateral Agent in the exercise of any right or remedy shall under any circumstances constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Collateral Agent’s rights or remedies.

Section 21.     Attorney in Fact.  Upon the occurrence and during the continuance of an Event of Default, Maker hereby irrevocably appoints Collateral Agent as its attorney-in-fact to execute, deliver and record, if appropriate, from time to time any instruments or documents in connection with the Collateral, in Maker or Collateral Agent’s names.

Section 22.     Entire Agreement.  This Pledge Agreement, the Security Agreement and the Notes represent the entire understanding of the parties with respect to the subject matter and no modification or change herein shall be effective unless contained in a writing signed by the parties hereto.

Section 23.     Governing Law.  THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ANY CONFLICT OF LAWS PRINCIPLES.

Section 24.     Consent to Jurisdiction and Service of Process.  Maker irrevocably appoints each and every owner, partner and/or officer of Maker as its attorney upon whom may be served, by regular or certified mail at the address set forth in this Pledge Agreement, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Pledge Agreement.  Maker hereby consents that any action or proceeding against it may be commenced and maintained in any court within the State of Delaware or in the United States District Court for the District of Delaware by service of process on any such owner, partner and/or officer.  Maker further agrees that such courts of the State of Delaware and the United States District Court for the District of Delaware shall have jurisdiction with respect to the subject matter hereof and the person of Maker and all Collateral.

Section 25.     Judicial Proceeding; Waivers.  EACH OF MAKER AND COLLATERAL AGENT AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, ON OR WITH RESPECT TO THIS PLEDGE AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE COLLATERAL OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY.  EACH OF MAKER AND COLLATERAL AGENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  FURTHER, EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  MAKER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS PLEDGE AGREEMENT AND THAT THE PAYEE WOULD NOT EXTEND CREDIT IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS PLEDGE AGREEMENT.

Section 26.     Termination of Pledge Agreement.  This Pledge Agreement and the security interest created hereby shall terminate upon the Termination Date and all rights to the Collateral shall revert to the Maker.  Upon such termination, the Collateral Agent shall at the Maker’s expense (a) deliver to the Maker all Collateral in the Collateral Agent’s possession or control and all instruments of assignment executed in connection therewith, free and clear of the liens hereof and (b) take such other actions and execute and deliver such other documents and instruments, as may be reasonably requested by the Maker, in order to evidence the termination of this Pledge Agreement and to release any lien or security interest in any Collateral securing the Obligations.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Pledge Agreement as of the date first set forth above.

EVOLVING SYSTEMS, INC.

		By:	/s/ STEPHEN K. GARTSIDE, JR.
Name :Stephen K. Gartside
Title: President and Chief Financial Officer

Acknowledged and Agreed:

COLLATERAL AGENT:

Advent International Corporation

By:	/s/ JANET L. HENNESSEY
Name: Janet L. Hennessey
Title: Vice President

for the purposes of Section 1 and Section 11 through Section 15:
PAYEES:

Tertio Telecoms Group Ltd.

By:	/s/ NIGEL CLIFFORD
Name: Nigel Clifford
Title: Director

By:	/s/ D K C GIBBON
Name: D KC Gibbon
Title: Director